Exhibit 5.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We make reference to the Registration Statement on Form F-10 of Barrick Gold Corporation (Barrick) to be filed with the United States Securities and Exchange Commission on April 20, 2012. We hereby consent to the incorporation by reference therein of our report dated February 15, 2012 on the consolidated balance sheets of Barrick as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2011, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the effectiveness of Barrick’s internal control over financial reporting as at December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 20, 2012